Exhibit 99.2

Astria Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

(Unaudited)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$96,280	$59,820
Short-term investments	131,441	268,312
Accounts receivable	17,243	-
Prepaid expenses and other current assets	8,582	6,511
Total current assets	253,546	334,643
Right-of-use asset	4,254	5,114
Other assets	14,066	2,606
Total assets	$271,866	$342,363
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,137	$4,320
Accrued expenses	16,481	13,427
Operating lease liabilities, current	1,404	1,384
Deferred revenue, current	4,495	-
Total current liabilities	23,517	19,131
Operating lease liabilities, net of current portion	3,055	3,969
Deferred revenue, net of current portion	12,041	-
Total liabilities	38,613	23,100
Commitments (Note 7)
Stockholders’ equity:
Preferred stock, $0.001 par value per share, 4,908,620 shares authorized and no shares issued or outstanding	-	-
Series X redeemable convertible preferred stock, $0.001 par value per share, 91,380 shares authorized; 31,107 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	95,324	95,324
Common stock, $0.001 par value per share, 150,000,000 shares authorized; 56,434,894 and 56,434,219 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	57	57
Additional paid-in capital	911,014	898,513
Accumulated other comprehensive gain	56	163
Accumulated deficit	(773,198)	(674,794)
Total stockholders’ equity	233,253	319,263
Total liabilities and stockholders’ equity	$271,866	$342,363

The accompanying notes are an integral part of these condensed consolidated financial statements.

Astria Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue:
Collaboration revenue	$706	$-	$706	$-
Operating expenses:
Research and development	24,149	20,510	77,880	56,945
General and administrative	10,661	8,504	29,745	25,022
Total operating expenses	34,810	29,014	107,625	81,967
Loss from operations	(34,104)	(29,014)	(106,919)	(81,967)
Other income (expense):
Interest and investment income	2,498	4,517	8,733	13,405
Other expense, net	(37)	(37)	(218)	(72)
Total other income, net	2,461	4,480	8,515	13,333
Net loss	(31,643)	(24,534)	(98,404)	(68,634)
Net loss per share attributable to common shareholders - basic and diluted	$(0.55)	$(0.42)	$(1.70)	$(1.24)
Weighted-average common shares outstanding used in net loss per share - basic and diluted	58,005,928	57,820,458	58,005,520	55,542,074

The accompanying notes are an integral part of these condensed consolidated financial statements.

Astria Therapeutics, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss	$(31,643)	$(24,534)	$(98,404)	$(68,634)
Other comprehensive loss:
Unrealized gain (loss) on short-term investments, net of tax of $0	72	376	(107)	331
Total other comprehensive gain (loss):	72	376	(107)	331
Comprehensive loss	$(31,571)	$(24,158)	$(98,511)	$(68,303)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Astria Therapeutics, Inc.
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity
(In thousands, except share data)

(Unaudited)

	Series X	Series X
	redeemable	redeemable					Accumulated
	convertible	convertible			Additional		other	Total
	preferred stock,	preferred stock,	Common stock,	Common stock,	paid-in	Accumulated	comprehensive	stockholders’
	shares	value	shares	par value	capital	deficit	gain (loss)	equity
Balance at December 31, 2024	31,107	$95,324	56,434,219	$57	$898,513	$(674,794)	$163	$319,263
Stock-based compensation expense	-	-	-	-	3,839	-	-	3,839
Unrealized loss on short-term investments	-	-	-	-	-	-	(103)	(103)
Net loss	-	-	-	-	-	(33,709)	-	(33,709)
Balance at March 31, 2025	31,107	95,324	56,434,219	57	902,352	(708,503)	60	289,290
Stock-based compensation expense	-	-	-	-	4,351	-	-	4,351
Unrealized loss on short-term investments	-	-	-	-	-	-	(76)	(76)
Net loss	-	-	-	-	-	(33,052)	-	(33,052)
Balance at June 30, 2025	31,107	95,324	56,434,219	57	906,703	(741,555)	(16)	260,513
Issuance of common stock upon exercise of options	-	-	675	-	3	-	-	3
Stock-based compensation expense	-	-	-	-	4,308	-	-	4,308
Unrealized gain on short-term investments	-	-	-	-	-	-	72	72
Net loss	-	-	-	-	-	(31,643)	-	(31,643)
Balance at September 30, 2025	31,107	$95,324	56,434,894	$57	$911,014	$(773,198)	$56	$233,253

The accompanying notes are an integral part of these condensed consolidated financial statements.

Astria Therapeutics, Inc.
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity
(In thousands, except share data)

(Unaudited)

	Series X	Series X
	redeemable	redeemable					Accumulated
	convertible	convertible			Additional		other	Total
	preferred stock,	preferred stock,	Common stock,	Common stock,	paid-in	Accumulated	comprehensive	stockholders’
	shares	value	shares	par value	capital	deficit	gain (loss)	equity
Balance at December 31, 2023	31,107	$95,324	41,034,797	$41	$728,285	$(580,534)	$-	$243,116
Issuance of common stock pursuant to an underwriting agreement, net of underwriter’s discount and issuance costs	-	-	10,340,000	10	117,162	-	-	117,172
Issuance of common stock for at-the-market offerings, net of issuance costs	-	-	2,945,806	3	19,999	-	-	20,002
Issuance of common stock upon exercise of options and warrants	-	-	582,458	1	4,632	-	-	4,633
Stock-based compensation expense	-	-	-	-	2,754	-	-	2,754
Unrealized loss on short-term investments	-	-	-	-	-	-	(14)	(14)
Net loss	-	-	-	-	-	(19,928)	-	(19,928)
Balance at March 31, 2024	31,107	95,324	54,903,061	55	872,832	(600,462)	(14)	367,735
Issuance of common stock upon exercise of options	-	-	17,602	-	94	-	-	94
Stock-based compensation expense	-	-	-	-	3,451	-	-	3,451
Unrealized loss on short-term investments	-	-	-	-	-	-	(31)	(31)
Net loss	-	-	-	-	-	(24,172)	-	(24,172)
Balance at June 30, 2024	31,107	95,324	54,920,663	55	876,377	(624,634)	(45)	347,077
Issuance of common stock for at-the-market offerings, net of issuance costs	-	-	1,504,619	2	15,241	-	-	15,243
Issuance of common stock upon exercise of options	-	-	8,937	-	58	-	-	58
Stock-based compensation expense	-	-	-	-	3,434	-	-	3,434
Unealized gain on short-term investments	-	-	-	-	-	-	376	376
Net loss	-	-	-	-	-	(24,534)	-	(24,534)
Balance September 30, 2024	31,107	$95,324	56,434,219	$57	$895,110	$(649,168)	$331	$341,654

The accompanying notes are an integral part of these condensed consolidated financial statements.

Astria Therapeutics, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Operating activities
Net loss	$(98,404)	$(68,634)
Reconciliation of net loss to net cash used in operating activities:
Stock-based compensation expense	12,498	9,639
Right-of-use asset - operating lease	860	726
Amortization (accretion) of premium (discount) on investment securities	(2,655)	(4,232)
Other non-cash items	165	50
Changes in assets and liabilities:
Accounts receivable	(17,243)	-
Prepaid expenses and other assets	(13,106)	(4,081)
Accounts payable	(3,184)	(235)
Accrued expenses	3,054	3,361
Operating lease liabilities	(893)	(444)
Deferred revenue	16,537	-
Net cash used in operating activities	(102,371)	(63,850)
Investing activities
Purchases of short-term investments	(1,409,582)	(3,495,821)
Sales and maturities of short-term investments	1,549,000	3,308,000
Purchases of property and equipment	(590)	(325)
Net cash provided by (used in) investing activities	138,828	(188,146)
Financing activities
Proceeds from exercise of stock options and warrants	3	4,785
Proceeds from public offering, net of underwriting discounts and issuance costs	-	117,172
Proceeds from at-the-market offering, net of issuance costs	-	35,245
Net cash provided by financing activities	3	157,202
Net increase (decrease) in cash, cash equivalents and restricted cash	36,460	(94,794)
Cash, cash equivalents and restricted cash, beginning of period	59,820	175,693
Cash, cash equivalents and restricted cash, end of period	$96,280	$80,899
Supplemental disclosure of non-cash transactions:
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$-	$5,753

The accompanying notes are an integral part of these condensed consolidated financial statements.

Astria Therapeutics, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1.	Nature of Business

The Company

Astria Therapeutics, Inc. (the “Company”), is a biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for allergic and immunologic diseases. The Company’s lead product candidate is navenibart, a potential best-in-class monoclonal antibody inhibitor of plasma kallikrein in clinical development for the treatment of hereditary angioedema (“HAE”), a rare, debilitating and potentially life-threatening disease. The Company’s second product candidate is STAR-0310, a monoclonal antibody OX40 antagonist that is in clinical development for the treatment of atopic dermatitis (“AD”), an immune disorder associated with loss of skin barrier function and itching. The Company was incorporated in the State of Delaware on June 26, 2008.

Proposed Acquisition by BioCryst

On October 14, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BioCryst Pharmaceuticals, Inc., a Delaware corporation (“BioCryst”) and Axel Merger Sub, Inc., a Delaware corporation (the “Merger Sub”) and a wholly owned subsidiary of BioCryst. See Note 13, Subsequent Events, for additional information.

Liquidity

In June 2021, the Company entered into an Open Market Sale AgreementSM with Jefferies LLC (“Jefferies”), pursuant to which the Company could issue and sell shares of common stock under an at-the-market offering program (the “2021 ATM Program”), which was completed in the first quarter of 2024. In March 2024, the Company entered into a new Open Market Sale AgreementSM with Jefferies, pursuant to which the Company is able to issue and sell up to $150.0 million of shares of common stock under an at-the-market offering program (the “2024 ATM Program” and collectively with the 2021 ATM Program, the “ATM Programs”). The Company pays Jefferies commissions of up to 3% of the gross proceeds from any common stock sold through the ATM Programs. There was no activity in the 2024 ATM Program during the three and nine months ended September 30, 2025. During the three months ended September 30, 2024, the Company sold an aggregate of 1,504,619 shares of common stock under the 2024 ATM Program for gross proceeds of $15.6 million and net proceeds of $15.2 million. During the nine months ended September 30, 2024, the Company sold an aggregate of 4,450,425 shares of common stock under the ATM Programs for gross proceeds of $36.2 million and net proceeds of $35.2 million.

As of September 30, 2025, the Company had an accumulated deficit of $773.2 million and had available cash, cash equivalents and short-term investments of $227.7 million. The Company estimates its existing cash, cash equivalents, and short-term investments are sufficient to sustain operations for at least twelve months from the issuance of these unaudited condensed consolidated financial statements.

The Company has not generated any product revenues and has financed its operations primarily through public offerings and private placements of its equity securities. There can be no assurance that the Company will be able to obtain additional debt, equity, or other financing or generate product revenue or revenues from collaborative partners, on terms acceptable to the Company, on a timely basis or at all. The failure of the Company to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the Company’s business, results of operations, and financial condition.

The Company is subject to a number of risks similar to other life science companies, including, but not limited to, successful discovery and development of its drug candidates, raising additional capital, development by its competitors of new technological innovations, protection of proprietary technology and regulatory approval and market acceptance of the Company’s products. The Company has been primarily involved with research and development activities and has incurred operating losses and negative cash flows from operations since its inception. The Company anticipates that it will continue to incur significant operating losses for the next several years as it continues to develop its product candidates.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company’s significant accounting policies are described in Note 2, “Summary of Significant Accounting Policies” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “2024 Annual Report on Form 10-K”), and there were no changes to such policies during the three and nine months ended September 30, 2025 that had a material impact on the Company’s results of operations or financial position.

The accompanying financial statements and the related disclosures are unaudited and have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Additionally, certain information and footnote disclosures normally included in the Company’s annual financial statements have been condensed or omitted from this report. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the financial statements as of and for the year ended December 31, 2024 and the notes thereto included in the 2024 Annual Report on Form 10-K.

The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited financial statements. In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all adjustments, including those adjustments that are of a normal and recurring nature, which are necessary to fairly present the Company’s results for the interim periods presented. The results for the three and nine months ended September 30, 2025 are not necessarily indicative of the results for the year ending December 31, 2025 or for any future period.

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Astria Securities Corporation and Quellis Biosciences, LLC, successor in interest to Quellis Biosciences, Inc. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. Estimates are periodically reviewed considering changes in circumstances, facts and historical experience. Actual results could differ from such estimates.

The Company utilizes certain estimates to record expenses including, but not limited to, research and development contracts, the valuation of stock-based awards and estimates related to revenue recognized under the license agreement with Kaken Pharmaceutical Co., Ltd. (the “Kaken License Agreement”) including estimates of internal and external costs expected to be incurred to satisfy performance obligations. The contract estimates, which are primarily related to the length of service of each contract and the amount of service provided as of each measurement date, are determined by the Company based on input from internal project management, as well as from service providers. The Company bases its estimates on historical experience, known trends, and other market-specific or other relevant assumptions it believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Net Loss Per Share

Basic net loss per share attributable to common stockholders is calculated by dividing net loss attributable to common stockholders by the weighted average shares outstanding during the period, without consideration for common stock equivalents. The Company has included pre-funded warrants to purchase 1,571,093 shares of common stock at an exercise price of $0.001 per share in its computation of weighted average shares outstanding during the period. Diluted net loss per share attributable to common stockholders is calculated by adjusting weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. For purposes of the Company’s dilutive net loss per share attributable to common stockholders calculation, stock options and warrants to purchase the Company’s common stock were considered to be common stock equivalents but were excluded from the calculation of diluted net loss per share attributable to common stockholders, as their effect would be anti-dilutive; therefore, basic and diluted net loss per share attributable to common stockholders were the same for all periods presented.

The following common stock equivalents, including Series X Preferred Stock shown as common stock equivalents, were excluded from the calculation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	Three and Nine Months Ended September 30,
	2025	2024
Stock options	11,531,468	6,564,686
Common stock warrants	6,796,280	6,796,280
Series X Preferred Stock	5,184,591	5,184,591
	23,512,339	18,545,557

Segment Information

Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”) in making decisions on how to allocate resources and assess performance. The CODM is the Company’s Chief Executive Officer. The Company views its operations and manages its business in one operating segment, focused on the discovery, development and commercialization of novel therapeutics for allergic and immunologic diseases. The Company operates in one geographic segment. Segment information is further described in Note 12, “Segment Reporting”.

Cash and Cash Equivalents

Cash equivalents are short-term, highly liquid investments that are readily convertible into cash, with original maturities of three months or less. Cash equivalents are primarily comprised of money market accounts invested in U.S. Treasury securities, commercial paper and reverse repurchase agreements with a maturity period of one business day at the time of purchase.

Accounts Receivable

Accounts receivable primarily relate to upfront payments and cost sharing reimbursements due under the Kaken License Agreement. The Company makes judgments as to its ability to collect outstanding receivables and identifies facts, circumstances, and economic conditions that may indicate that its receivables are at risk of collection. The Company believes that the credit risk and risk of collection associated with the Kaken License Agreement is not significant and has not had any write-offs of bad debt or allowance for doubtful accounts as of September 30, 2025 and December 31, 2024.

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), Topic 606, Revenue Recognition (“ASC 606”). Under ASC 606, the Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the promises and performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations, and whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The terms of the agreements include upfront fees, milestones and other contingent payments for the achievement of commercial and sales-based milestone events, as well as royalties. Arrangements that include upfront payments may require deferral of revenue recognition to a future period until obligations under such arrangements are fulfilled. As part of the accounting for these arrangements, the Company develops assumptions that require judgment to determine the standalone selling price for each performance obligation identified in the contract and the determination of the transaction price and the application of the constraints. The Company re-evaluates the transaction price at the end of each reporting period and adjusts the estimate as changes in circumstances occur. The event-based milestone payments represent variable consideration and are recognized when the sales occur. Given the high degree of uncertainty around the occurrence of these events, the Company determines the milestone and other contingent amounts to be fully constrained until the uncertainty associated with these events are determinable.

Preferred Stock Discount

In February 2021, the Company issued Series X Preferred Stock in a private placement transaction. The Company determined this transaction resulted in the recognition of a beneficial conversion feature, which was valued based on the difference between the price of the shares of common stock on the date of commitment and the conversion price on the closing date, resulting in a total value of $19.6 million. Additionally, the Company incurred total issuance costs of $5.7 million related to the private placement. Both of these features were recorded as a discount on Series X Preferred Stock recognized at the close of the transaction. These features are analogous to preferred dividends and are recorded as a non-cash return to holders of Series X Preferred Stock through additional paid-in capital. The discount related to the beneficial conversion feature is recognized through the earliest possible date of conversion, which occurred upon the stockholder approval of the conversion in June 2021. The issuance costs are recognized as a dividend at the time of conversion to common shares. As of September 30, 2025, $24.4 million of the above amounts were accounted for as a non-cash dividend related to shares of Series X Preferred Stock, and $0.9 million remained to be recognized upon future conversion.

Recently Enacted Tax Legislation

The One Big Beautiful Bill Act (“OBBBA”) was enacted in the U.S. on July 4, 2025. The OBBBA legislation provides for the permanent extension of certain expiring provisions of the Tax Cuts and Jobs Act, revisions to the international tax framework and the reinstatement of favorable tax treatment for certain business provisions. The legislation has multiple effective dates, with certain provisions effective in 2025 and others implemented in future periods. Under U.S. GAAP, the effects of changes in tax laws are recognized in the period in which the new law is enacted. Accordingly, the Company has evaluated the legislation and concluded that it does not have a material impact to its consolidated financial statements for the quarter ended September 30, 2025 as the Company maintains a valuation allowance against its net deferred tax assets.

Recent Accounting Pronouncements – Adopted

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date.

In December 2023, the FASB issued Accounting Standards Update 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). This guidance is intended to enhance the transparency and decision-usefulness of income tax disclosures. The amendments in ASU 2023-09 address investor requests for enhanced income tax information primarily through changes to disclosure regarding rate reconciliation and income taxes paid both in the United States and in foreign jurisdictions. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024 on a prospective basis, with the option to apply the standard retrospectively. Early adoption is permitted. ASU 2023-09 applies to disclosure requirements only, and the Company will provide required annual disclosures as part of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2025. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statement disclosures.

Recent Accounting Pronouncements – Not Yet Adopted

In November 2024, the FASB issued Accounting Standards Update 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). The amendments in ASU 2024-03 require public entities to disclose in a tabular format, on an annual and interim basis, the amounts of inventory purchases, employee compensation, depreciation and intangible asset amortization included in each income statement line item that contains those expenses. In January 2025, the FASB issued Accounting Standards Update 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) (“ASU 2025-01”). ASU 2025-01 amends the effective date of ASU 2024-03 to clarify that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption of ASU 2024-03 is permitted. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statement disclosures.

3.	Fair Value Measurements

The carrying amounts reflected in the unaudited condensed consolidated balance sheets for cash, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities. Items measured at fair value on a recurring basis include cash equivalents and short-term investments as of September 30, 2025 and December 31, 2024.

The following tables present information about the Company’s financial assets and liabilities that have been measured at fair value and indicate the fair value hierarchy of the valuation inputs utilized to determine such fair value (in thousands):

	As of September 30, 2025
	Quoted Prices	Significant	Significant
	in Active	Observable	Unobservable
	Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Cash and cash equivalents:
Money market funds	$47,665	$-	$-	$47,665
Treasury bills	24,934	-	-	24,934
Short-term investments:			-
Treasury bills	74,274	-	-	74,274
Treasury notes	47,297	-	-	47,297
Corporate debt securities	-	9,870	-	9,870
Total	$194,170	$9,870	$-	$204,040

	As of December 31, 2024
	Quoted Prices	Significant	Significant
	in Active	Observable	Unobservable
	Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Cash and cash equivalents:
Money market funds	$30,610	$-	$-	$30,610
Short-term investments:
Treasury notes	129,197	-	-	129,197
Reverse repurchase agreements	-	100,000	-	100,000
Treasury bills	39,115	-	-	39,115
Total	$198,922	$100,000	$-	$298,922

There were no changes to the valuation methods used or transfers between Level 1, Level 2, and Level 3 during the three and nine months ended September 30, 2025 and 2024.

4.	Short-Term Investments

The following tables summarize short-term investments (in thousands):

		Gross Unrealized	Gross Unrealized
	Amortized Cost	Gains	Losses	Fair Value
September 30, 2025
Treasury bills	74,240	35	(1)	74,274
Treasury notes	47,281	16	-	47,297
Corporate debt securities	9,866	5	(1)	9,870
Total	$131,387	$56	$(2)	$131,441

		Gross Unrealized	Gross Unrealized
	Amortized Cost	Gains	Losses	Fair Value
December 31, 2024
Treasury notes	$129,064	$136	$(3)	$129,197
Reverse repurchase agreements	100,000	-	-	100,000
Treasury bills	39,085	31	(1)	39,115
Total	$268,149	$167	$(4)	$268,312

The contractual maturities of all short-term investments held at September 30, 2025 and December 31, 2024 were one year or less. There were six short-term investments in an unrealized loss position with an aggregate value of $19.6 million as of September 30, 2025 and two short-term investments in an unrealized loss position at December 31, 2024 with an aggregate value of $9.8 million. There were no short-term investments in an other than temporary unrealized loss position as of September 30, 2025 and December 31, 2024.

The Company is required to determine whether a decline in the fair value below the amortized cost basis of short-term investments is due to credit-related factors. At each reporting date, the Company performs an evaluation of impairment to determine if any unrealized losses are the result of credit losses. Impairment is assessed at the individual security level. Factors considered in determining whether a loss resulted from a credit loss or other factors include the Company’s intent and ability to hold the investment until the recovery of its amortized cost basis, the extent to which the fair value is less than the amortized cost basis, the length of time and extent to which fair value has been less than the cost basis, the financial condition of the issuer, any historical failure of the issuer to make scheduled interest or principal payments, any changes to the rating of the security by a rating agency, any adverse legal or regulatory events affecting the issuer or issuer’s industry, and any significant deterioration in economic conditions.

Unrealized losses on short-term investments presented in the previous table have not been recognized in the condensed consolidated statements of operations because the securities are high credit quality, investment grade securities that the Company does not intend to sell and will not be required to sell prior to their anticipated recovery, and the decline in fair value is attributable to factors other than credit losses. Based on its evaluation, the Company determined it does not have any credit losses related to its short-term investments as of September 30, 2025 and December 31, 2024.

Gross realized gains and losses on the sales of short-term investments are included in other income, net. Unrealized holding gains or losses for the period that have been included in accumulated other comprehensive income, as well as gains and losses reclassified out of accumulated other comprehensive income into other income, net, were not material to the Company’s condensed consolidated statements of operations. The cost of investments sold or the amount reclassified out of the accumulated other comprehensive income into other income, net is based on the specific identification method for purposes of recording realized gains and losses. All proceeds during the three and nine months ended September 30, 2025 and 2024 related to maturities of underlying investments. The gains on proceeds from maturities of short-term investments were not material to the Company’s condensed consolidated statements of operations for the three and nine months ended September 30, 2025 and 2024.

5.	Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	September 30,	December 31,
	2025	2024
Accrued contracted costs	$9,175	$6,187
Accrued compensation	4,847	5,084
Accrued professional fees	2,405	1,963
Accrued other	54	193
Total	$16,481	$13,427

6.	Leases

In January 2024, the Company entered into a sublease agreement (the “Sublease”) with Duck Creek Technologies LLC to occupy 30,110 square feet of office space in Boston, Massachusetts to replace its existing office space. The Sublease commenced on June 1, 2024 and will end on November 30, 2028 (or on such earlier date as the term may cease or expire as set forth in the Sublease). The Company concluded that the Sublease was an operating lease and recognized a lease liability and right-of-use (“ROU”) asset of approximately $5.8 million at the inception of the Sublease. The lease liability represents the present value of the remaining lease payments, discounted using the Company’s estimated incremental borrowing rate of 7.49%. The ROU asset represents the lease liability adjusted for any prepaid and accrued rent payments. The Sublease is secured by a security deposit of $0.4 million. As of September 30, 2025, the remaining lease term of the Sublease was 3.2 years.

As of September 30, 2025, minimum lease payments under the Company’s operating leases are summarized as follows (in thousands):

Year Ending December 31,	Amount
2025	266
2026	1,608
2027	1,640
2028	1,531
Total lease payments	$5,045
Less: imputed interest	(586)
Total operating lease liabilities	$4,459

Rent expense was $0.4 million and $1.1 million for the three and nine months ended September 30, 2025, respectively, and $0.4 million and $0.9 million for the three and nine months ended September 30, 2024, respectively. Lease payments were $0.4 million and $1.2 million for the three and nine months ended September 30, 2025, respectively, and $0.4 million and $0.9 million for the three and nine months ended September 30, 2024, respectively.

7.	Commitments

License and Research Agreements

In October 2023, the Company entered into a license agreement (the “Ichnos License Agreement”) with Ichnos Sciences SA and Ichnos Sciences Inc. (collectively, “Ichnos”) pursuant to which Ichnos granted to the Company an exclusive (even as to Ichnos and its affiliates), worldwide, and sublicensable right and license to certain patent rights and related know-how to develop, manufacture, and commercialize Ichnos’ proprietary OX40 portfolio. The OX40 portfolio includes Ichnos’ proprietary OX40 antagonist monoclonal antibody, with the generic name telazorlimab as well as Ichnos’ proprietary affinity matured next generation OX40 antagonist monoclonal antibody referred to by the Company as STAR-0310 (collectively, the “Licensed Compounds”). The Company agreed to use commercially reasonable efforts to develop, obtain regulatory approval for, and commercialize at least one product that contains or comprises a Licensed Compound (a “Licensed Product”) in the United States, France, Germany, Italy, Spain, the United Kingdom and Japan.

Under the terms of the Ichnos License Agreement, the Company paid Ichnos a one-time upfront license fee of $15.0 million in October 2023. The Company is obligated to pay Ichnos up to $305.0 million in milestone payments, consisting of up to $20.0 million upon the achievement of certain development milestones, up to $70.0 million upon the achievement of certain regulatory milestones and up to $215.0 million upon the achievement of certain commercial milestones, in each case in up to three indications with respect to the first applicable Licensed Product to achieve such milestone events. The specified clinical milestones related to the Phase 1a clinical trial of STAR-0310 were met and the Company paid the related $2.0 million of milestone payments during the three months ended March 31, 2025. There were no other milestones met under the Ichnos License Agreement during the three and nine months ended September 30, 2025 and there were no milestones met under the Ichnos License Agreement during the nine months ended September 30, 2024. The Company is also obligated to pay Ichnos tiered royalties ranging from a mid-single-digit percentage to a low-double-digit percentage on aggregate annual net sales of all Licensed Products. The Company is obligated to pay royalties on a Licensed Product-by-Licensed Product and country-by-country basis until the latest of: (i) the expiration of the last valid claim covering the composition of matter of such Licensed Product in such country; (ii) the expiration of the last regulatory exclusivity with respect to such Licensed Product in such country; and (iii) twelve years following the first commercial sale of such Licensed Product in such country. The royalty rate is subject to reduction on a Licensed Product-by-Licensed Product and country-by-country basis under certain circumstances.

The Company is also party to a research services agreement covering navenibart under which the Company is obligated to pay up to $2.9 million upon the achievement of certain clinical milestones, up to $5.9 million upon the achievement of certain regulatory milestones and up to $7.0 million upon the achievement of certain commercial milestones. The specified clinical milestones related to the ALPHA-ORBIT Phase 3 clinical trial of navenibart were met during the three months ended March 31, 2025 and the Company paid the related $2.2 million of milestone payments in April 2025. There were no other milestones met under the research services agreement during the three and nine months ended September 30, 2025 or during the three and nine months ended September 30, 2024.

8.	Revenue from Contracts with Customers

Kaken License Agreement

On August 6, 2025, the Company entered into the Kaken License Agreement with Kaken Pharmaceutical, Co., Ltd. (“Kaken”), pursuant to which the Company granted an exclusive license under certain patent rights and know-how controlled by the Company for Kaken to develop, package, and commercialize navenibart, a long-acting investigational monoclonal antibody inhibitor of plasma kallikrein (the “Navenibart Licensed Product”), for the prevention of HAE attacks in humans (the “Field”), in Japan.

Under the terms of the Kaken License Agreement, the Company will receive an upfront payment of $16.0 million, with a potential for an additional $16.0 million in total commercialization and sales milestones. In addition to these payments, on a Navenibart Licensed Product-by- Navenibart Licensed Product basis, the Company is eligible for tiered royalties, with the royalty rate as a percentage of net sales from the mid-teens to 30%.  Kaken’s royalty payment obligations commence on the first commercial sale of each Navenibart Licensed Product in Japan and continue until the latest of (i) the expiration of the last to expire valid claim of specified Company patents rights covering such Navenibart Licensed Product in Japan, (ii) the expiration of the last to expire regulatory exclusivity with respect to such Navenibart Licensed Product in Japan, and (iii) ten (10) years following the first commercial sale of such Navenibart Licensed Product in Japan (each such term with respect to a Navenibart Licensed Product, the “Royalty Term”).  Pursuant to the terms of the Kaken License Agreement, Kaken will also provide support for the Company’s ALPHA-ORBIT Phase 3 trial in Japan, be responsible for regulatory submissions in Japan, and reimburse the Company for a portion of the costs of the navenibart Phase 3 program. Kaken is obligated to use commercially reasonable efforts to obtain regulatory approval and reimbursement approval for, and commercialize, at least one Navenibart Licensed Product in the Field in Japan.

Unless earlier terminated, the Kaken License Agreement will expire on the expiration of the last-to-expire Royalty Term.  The Kaken License Agreement may be terminated by either party for the other party’s uncured material breach, insolvency or bankruptcy.  Additionally, Kaken may terminate the Kaken License Agreement upon 30 days’ notice for a material safety issue, or at its convenience with 90 days’ notice.

The Company evaluated the Kaken License Agreement and concluded that the agreement is subject to ASC 606 as a contract with a customer and that any future potential revenue will be recorded in accordance with ASC 606. The Company identified two performance obligations in the Kaken License Agreement including performance of research and development services and delivery of the license.

The transaction price has been allocated to performance of research and development services and delivery of the license on a relative standalone selling price basis. The transaction price at inception was approximately $23.0 million including fixed consideration consisting of the upfront fee of $16.0 million and variable consideration of $7.0 million relating to the estimated reimbursement of research and development services to be incurred. The amount of variable consideration was estimated using the expected value method. The remaining variable consideration of $16.0 million in total commercialization and sales milestones and sales-based royalties were excluded from the transaction price and considered constrained at inception and will be recognized when the related sales occur. The Company re-evaluates the transaction price at the end of each reporting period and adjusts the estimate as changes in circumstances occur. As of September 30, 2025, the Company allocated $20.6 million of the transaction price to the research and development services and $2.4 million to delivery of the license.

Revenue allocated to the research and development services is recognized as the Company satisfies its performance obligations of conducting the Phase 3 trials of navenibart and development of a prefilled syringe and autoinjector device. Revenue allocated to research and development services is recognized using the input method based on costs incurred to provide the services as the level of costs incurred over-time. Revenue allocated to the license is recognized when control of the Navenibart Licensed Product is transferred to Kaken at a point in time upon delivery of results from the ALPHA-ORBIT Phase 3 trial.

Accounts receivable were $17.2 million as of September 30, 2025 and consist of a $16.0 million upfront payment and reimbursements due for a portion of the Phase 3 program costs by Kaken to the Company. There were no accounts receivable as of December 31, 2024.

During the three and nine months ended September 30, 2025, the Company recognized $0.7 million of collaboration revenue related to the Kaken License Agreement. There was no revenue recognized during the three and nine months ended September 30, 2024. As of September 30, 2025, the Company recorded $16.5 million of deferred revenue related to the upfront payment and cost sharing due from Kaken, of which $4.5 million is classified as current and $12.0 million is classified as long-term on the Company’s consolidated balance sheets respectively.

9.	Stockholders’ Equity

Preferred Stock

Under the Company’s restated certificate of incorporation, as amended, the Company has 5,000,000 shares of preferred stock authorized for issuance, with a $0.001 par value per share. Preferred stock may be issued from time to time in one or more series, each series to have such terms as stated or expressed in the resolutions providing for the issue of such series adopted by the board of directors of the Company. Preferred stock which may be redeemed, purchased or acquired by the Company may be reissued except as otherwise provided by law. As of September 30, 2025, the Company had 31,107 shares of Series X Preferred Stock outstanding. Each share of Series X Preferred Stock is convertible into 166.67 shares of common stock and therefore the number of shares of underlying common stock issuable upon conversion of the Series X Preferred Stock is 5,184,591.

Common Stock

As of September 30, 2025, the Company had 150,000,000 shares of common stock authorized for issuance, $0.001 par value per share, with 56,434,894 shares issued and outstanding. The voting, dividend and liquidation rights of holders of common stock are subject to and qualified by the rights, powers and preferences of the holders of any outstanding preferred stock.

Outstanding Warrants

The following table presents information about warrants that were issued and outstanding at September 30, 2025:

Year Issued	Equity Instrument	Warrants Outstanding	Exercise Price	Date of Expiration
2023 (1)	Common Stock	6,796,280	$8.03	10/16/2028
Total		6,796,280
Weighted average exercise price			$8.03
Weighted average life in years				3.05

(1)1,571,093 pre-funded warrants were issued in 2023 with an exercise price of $0.001 per share and are exercisable until all pre-funded warrants are exercised in full. 1,571,093 pre-funded warrants were outstanding as of September 30, 2025 and are not included in the table above.

10.	Reserved for Future Issuance

The Company has reserved for future issuance the following shares of common stock:

	September 30,	December 31,
	2025	2024
Options outstanding to purchase common stock	11,531,468	6,850,889
Reserved under the 2015 Second Amended and Restated Stock Incentive Plan and the 2022 Inducement Stock Incentive Plan	9,664,421	8,849,170
Warrants for the purchase of common stock	8,367,373	8,367,373
Series X Preferred Stock	5,184,591	5,184,591
Reserved under the employee stock purchase plan	55,216	49,139
Total	34,803,069	29,301,162

11.	Stock-Based Compensation

Stock Option Activity

A summary of the Company’s stock option activity and related information follows:

			Weighted
			Average
		Weighted-	Remaining	Aggregate
		Average	Contractual	Intrinsic Value
	Shares	Exercise Price	Term (years)	(in thousands)
Outstanding at December 31, 2024	6,850,889	$13.75	8.31	$2,946
Granted	4,915,310	$6.51
Exercised	(675)	$4.76
Cancelled or forfeited	(230,561)	$9.42
Expired	(3,495)	$805.71
Outstanding at September 30, 2025	11,531,468	$10.51	8.36	$5,246
Vested and exercisable at September 30, 2025	3,929,590	$13.58	7.06	$1,136
Vested and expected to vest at September 30, 2025	11,531,468	$10.51	8.36	$5,246

The intrinsic value of stock options exercised during the three and nine months ended September 30, 2025 was less than $0.1 million. The intrinsic value of stock options exercised during the three and nine months ended September 30, 2024 was less than $0.1 million and $0.2 million, respectively. The total grant date fair value of stock options vested for the three and nine months ended September 30, 2025 was $3.0 million and $15.2 million, respectively. The total grant date fair value of stock options vested for the three and nine months ended September 30, 2024 was $1.6 million and $7.2 million, respectively. The weighted-average grant date fair value per share of options granted for the three and nine months ended September 30, 2025 was $4.38 and $4.54, respectively. The weighted-average grant date fair value per share of options granted for the three and nine months ended September 30, 2024 was $7.32 and $9.66, respectively.

As of September 30, 2025, the total unrecognized compensation expense related to unvested stock option awards was $41.6 million. The Company expects to recognize that cost over a weighted-average period of approximately 2.7 years.

Stock-Based Compensation Expense

During the three and nine months ended September 30, 2025 and 2024, the Company recorded stock-based compensation expense for employee and non-employee stock options and restricted stock, which was allocated as follows in the statements of operations (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
General and administrative	$2,698	$2,382	$7,964	$6,963
Research and development	1,610	1,052	4,534	2,676
Total	$4,308	$3,434	$12,498	$9,639

No related tax benefits were recognized during the three and nine months ended September 30, 2025 and 2024.

12.	Segment Reporting

The Company operates and manages its business as one reportable segment and one operating segment focused on the discovery, development and commercialization of novel therapeutics for allergic and immunologic diseases. The CODM assesses performance for the segment and decides how to allocate resources based on consolidated net loss, which is also reported on the condensed consolidated statements of operations and condensed consolidated statements of comprehensive loss.

The measure of segment assets reviewed by the CODM is consolidated total assets, which is reported on the condensed consolidated balance sheets. All material long-lived assets are located in the United States. Long-lived assets consist of property and equipment, net, and operating lease right-of-use assets.

The CODM uses consolidated net loss to evaluate the Company’s spend and to monitor budget versus actual results. The monitoring of budgeted versus actual results is used in assessing performance of the segment and in establishing resource allocation across the organization.

Factors used in determining the reportable segment include the nature of the Company’s operating activities, the organizational and reporting structure and the type of information reviewed by the CODM to allocate resources and evaluate financial performance. The accounting policies of the segment are the same as those described in Note 2, “Summary of Significant Accounting Policies”.

The following table presents reportable segment profit and loss, including significant expense categories, attributable to the Company’s reportable segment for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue(1):
Collaboration revenue	$706	$-	$706	$-
Expenses(1):
Research and development:
Navenibart	$13,438	$8,797	$36,349	$23,868
STAR-0310	2,377	3,539	15,551	12,224
Employee expenses	5,393	3,689	14,690	10,321
General and administrative:
Program support(2)	305	333	649	538
Employee expenses	3,646	2,877	10,500	8,476
Stock-based compensation expense	4,308	3,434	12,498	9,639
Consulting and professional services expenses	3,961	4,847	12,239	12,675
Other segment expenses(3)	1,382	1,498	5,149	4,226
Other income, net(4)	(2,461)	(4,480)	(8,515)	(13,333)
Segment net loss	$31,643	$24,534	$98,404	$68,634

(1)The significant revenue and expense categories and amounts align with segment level information that is regularly provided to the CODM.

(2)General and administrative program support expense includes pre-commercial costs incurred in support of navenibart and STAR-0310, and patient advocacy costs incurred in support of navenibart and STAR-0310.

(3)Other segment expenses include: costs incurred in support of overall research and development activities and non-specific programs, facilities expense, office expense, insurance expense and depreciation and amortization.

(4)Other income, net, consists primarily of interest income on investments, as further described in Note 4, “Short-Term Investments”. For the three and nine months ended September 30, 2025, the Company recognized interest income of $2.5 million and $8.7 million, respectively. For the three and nine months ended September 30, 2024, the Company recognized interest income of $4.5 million and $13.4 million, respectively.

13.	Subsequent Events

Proposed Acquisition by BioCryst

On October 14, 2025, the Company entered into the Merger Agreement with BioCryst and Merger Sub. Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions specified therein, at the Effective Time (as defined below), Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of BioCryst (the “Merger”).

Merger Consideration

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Company common stock issued and outstanding immediately prior to the Effective Time (subject to certain exceptions, including shares of  the Company’s common stock owned by stockholders of the Company who have not voted in favor of the adoption of the Merger Agreement and have properly exercised appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware) will be converted into the right to receive (i) 0.59 (the “Exchange Ratio”) of a share of common stock, par value $0.01 per share, of BioCryst (“BioCryst Common Stock”) and, if applicable, cash in lieu of fractional shares, and (ii) $8.55 in cash, without interest (the “Per Share Cash Amount”), subject to adjustment as described below and subject to applicable withholding taxes (the consideration described in the foregoing clauses (i) and (ii), collectively, the “Merger Consideration”).

Pursuant to the Merger Agreement, at the Effective Time, each share of Series X Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series X Preferred Shares”) that is issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration payable in accordance with the Merger Agreement with respect to the aggregate number of shares of the Company’s common stock for which such Series X Preferred Share was convertible into immediately prior to the Effective Time pursuant to the certificate of designation of the Series X Preferred Shares, without interest and subject to applicable withholding taxes, and without regard to any limitations on exercise contained in such certificate of designation.

If the aggregate number of shares of BioCryst Common Stock to be issued in connection with the Merger (including with respect to Astria Pre-Funded Warrants and Astria Common Warrants (other than Elected Warrants), each as defined below) would exceed 19.9% of the shares of BioCryst Common Stock issued and outstanding immediately prior to the Effective Time (the “Maximum Share Number”), (a) the Exchange Ratio will be reduced to the minimum extent necessary such that the aggregate number of shares of BioCryst Common Stock to be issued in connection with the Merger does not exceed the Maximum Share Number and (b) the Per Share Cash Amount will be correspondingly increased to offset such adjustment.

If the Merger is consummated, the Company’s common stock will be delisted from Nasdaq Global Market (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Astria Stock Options

Pursuant to the Merger Agreement, at the Effective Time, each option to purchase shares of the Company’s common stock (“Astria Stock Option”) that is outstanding immediately prior to the Effective Time and which has an exercise price that is less than $13.00 per share of common stock underlying such Astria Stock Option, whether or not then exercisable or vested, will (i) become fully vested and exercisable and (ii) be canceled and, in exchange therefor, the holder thereof will be entitled to receive a payment in cash, subject to applicable withholding taxes, of an amount equal to the product of (a) the total number of shares of common stock subject to such canceled Astria Stock Option immediately prior to the Effective Time and (b) the excess of (A) $13.00 over (B) the exercise price per share of common stock subject to such canceled Astria Stock Option, without interest.

Pursuant to the Merger Agreement, at the Effective Time, each Astria Stock Option that is outstanding immediately prior to the Effective Time and which has an exercise price that is equal to or greater than $13.00 per share of common stock underlying such Astria Stock Option will be canceled for no consideration.

Astria Warrants

Pursuant to the Merger Agreement, at the Effective Time:

•
each of the pre-funded warrants to purchase shares of common stock (the “Astria Pre-Funded Warrants”) that is outstanding immediately prior to the Effective Time will, in accordance with its own terms, cease to be exercisable for the Company’s common stock and will be automatically converted into the right to receive the Merger Consideration with respect to the aggregate number of shares of Astria Common Stock for which such Astria Pre-Funded Warrant was exercisable immediately prior to the Effective Time, taking into account the “cashless exercise” terms that govern such Astria Pre-Funded Warrant, without interest and subject to applicable withholding taxes, and without regard to any limitations on exercise contained therein; and

•
each of the remaining warrants to purchase shares of common stock (the “Astria Common Warrants”) that is issued and outstanding as of immediately prior to the Effective Time will continue to be outstanding according to its terms, except that (i) such Astria Common Warrant will cease to be exercisable for Astria Common Stock and will become exercisable solely in exchange for the Merger Consideration with respect to the aggregate number of shares of Astria Common Stock for which such Astria Common Warrant was exercisable for immediately prior to the Effective Time (including after taking into account any “cashless exercise” terms that govern such Astria Common Warrant if so elected by the holder thereof), without interest and subject to applicable withholding taxes, and without regard to any limitations on exercise contained therein, and (ii) the holder of such Astria Common Warrant may require the purchase of such Astria Common Warrants for an amount in cash equal to the Black Scholes Value (as defined in such Astria Common Warrant) of such Astria Common Warrants pursuant to Section 3(d) of the applicable Astria Common Warrant, in lieu of receiving any Merger Consideration. Any Astria Common Warrants with respect to which the holder thereof makes the election described in the foregoing clause (ii) prior to the third trading day prior to the Effective Time (an “Elected Warrant”) will not be counted towards the Maximum Share Number above.

Certain Other Terms of the Merger Agreement

The Merger Agreement contains customary representations and warranties from both the Company and BioCryst, and each party has agreed to customary covenants, including, among others, covenants relating to (i) the conduct of the Company’s business during the period between the execution of the Merger Agreement and the Effective Time, (ii) the obligation of the Company to call a meeting of its stockholders for purposes of voting to adopt the Merger Agreement, (iii) subject to certain exceptions, the obligation of the Company’s board of directors to recommend that its stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, and (iv) subject to certain exceptions, non-solicitation obligations of the Company relating to alternative acquisition proposals or entering into discussions or negotiations or providing confidential information in connection with certain proposals for an alternative transaction.

Closing Conditions

Completion of the Merger is subject to certain closing conditions, including (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of the Company’s common stock (the “Required Stockholder Approval”), (ii) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any order, injunction or law prohibiting the Merger, (iv) the effectiveness of the registration statement of BioCryst pursuant to which shares of BioCryst Common Stock to be issued in the Merger will be registered with the U.S. Securities and Exchange Commission (the “SEC”), (v) the shares of BioCryst Common Stock to be issued in the Merger being approved for listing on Nasdaq, (vi) the accuracy of each party’s representations and warranties made in the Merger Agreement, subject to certain standards and qualifications set forth in the Merger Agreement, (vii) each party’s compliance in all material respects with its respective obligations under the Merger Agreement, and (viii) the absence of a continuing material adverse effect with respect to each of the Company and BioCryst. The parties anticipate the Merger to close in the first quarter of 2026.

Termination

The Merger Agreement may be terminated under certain circumstances, including, among others, (i) by either the Company or BioCryst if the Merger is not completed by April 14, 2026, subject to adjustment until May 31, 2026 for a government shutdown, which date may be extended to October 14, 2026 under certain circumstances, (ii) by either the Company or BioCryst if there is a final non-appealable order, injunction or law prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement, (iii) by either the Company or BioCryst if the Required Stockholder Approval is not obtained, (iv) by BioCryst if the Company’s board of directors changes its recommendation to the Company’s stockholders to vote in favor of the adoption of the Merger Agreement, (v) by the Company in order to enter into a superior proposal, or (vi) by the Company or BioCryst if the other party breaches its respective representations, warranties, covenants or agreements in the Merger Agreement in a manner that would not permit certain closing conditions to be satisfied, subject in certain cases, to the right of the breaching party to cure the breach. The Company and BioCryst may also terminate the Merger Agreement by mutual written consent.

Upon termination of the Merger Agreement under specified circumstances (including, among others, termination of the Merger Agreement by the Company to accept and enter into a definitive agreement with respect to a superior proposal or by BioCryst upon the change by the Company’s board of directors of the recommendation in favor of the adoption of the Merger Agreement), the Company will be required to pay BioCryst a termination fee in the amount of $32,250,000.

Exercise of Pre-funded Warrants

On October 16, 2025 the Company issued 649,944 shares of common stock pursuant to a cashless exercise of 650,000 pre-funded warrants.